Exhibit 99.1

Exa Corporation Announces John F. Smith, Jr. to Retire as a Director

BURLINGTON, Mass., Mar. 18, 2014 (GLOBE NEWSWIRE) — Exa® Corporation (Nasdaq:EXA), a global innovator of fluids simulation solutions for product engineering, announced that John F. Smith, Jr., has notified the company that he intends to retire as a member of the company’s Board of Directors, effective at the company’s Annual Meeting of Stockholders to be held on June 10, 2014. Mr. Smith, who had served as a Director of the company since November 2007, is the retired Chairman of the Board of Directors of General Motors Company, a position he held from 1996 to 2003. Mr. Smith also held a variety of other positions at General Motors, including Chief Executive Officer from 1992 to 2000.

Stephen Remondi, Chief Executive Officer of Exa Corporation, remarked, “We have been fortunate to have Jack’s advice and counsel for the last seven years. His broad management experience and deep knowledge of the transportation industry have been invaluable in helping Exa to grow from a privately held company focused on the automotive market to a public company providing simulation software and services to improve the efficiency of design and engineering processes in the broader transportation industry and beyond.”

Mr. Smith commented, “It has been a privilege to work with the Board of Directors and the talented management team at Exa. Exa’s unique technology has the potential to transform the product development process, not only in the transportation industry but in other markets that face similar problems, including the aerospace and oil and gas production industries, among others. I look forward to watching Exa continue to capitalize on this exciting opportunity.”

About Exa Corporation

Exa Corporation develops, sells and supports simulation software and services to enhance product performance, reduce product development costs and improve the efficiency of design and engineering processes. Our simulation solutions enable our customers to gain crucial insights about design performance early in the design cycle, thus reducing the likelihood of expensive redesigns and late-stage engineering changes. As a result, our customers realize significant cost savings and fundamental improvements in their engineering development process. Our products include, PowerFLOW®, PowerDELTA®, PowerCLAY®, PowerVIZ®, PowerSPECTRUM®, PowerACOUSTICS®, PowerINSIGHT®, PowerCOOL® and PowerTHERM® along with professional engineering consulting services. A partial customer list includes: BMW, Ford, Hyundai, Jaguar Land Rover, Kenworth, MAN, Nissan, Peterbilt, Renault, Scania, Toyota, Volkswagen, and Volvo Trucks.

Founded in 1991, the company is headquartered at 55 Network Drive, Burlington, MA, USA 01803. Tel: 1.781.564.0200; Fax: 1.781.564.0299; Email: info@exa.com; URL: www.exa.com;

Exa, PowerFLOW, PowerCLAY, PowerTHERM, PowerCOOL, PowerSPECTRUM, PowerDELTA, PowerVIZ, PowerACOUSTICS and PowerINSIGHT are registered trademarks of Exa Corporation.

For more information about Exa Corporation please contact:

Media Contact:

Michelle Murray-Ross, Exa Corporation

+1 (781) 564-0251

michelle@exa.com

Investor Relations Contact:

Garo Toomajanian, ICR

+1 (781) 564-0337

investor@exa.com